                                                                   EXHIBIT 10.10


                             COMPROMISE AGREEMENT
                             --------------------

     This Compromise Agreement (the "Compromise Agreement") is entered into by and among Hilton New Orleans Corporation, a Louisiana corporation ("HNOC"), New Orleans Paddlewheels, Inc., a Louisiana corporation ("NOP"), Queen of New Orleans at the Hilton Joint Venture, a joint venture of HNOC and NOP organized under Louisiana law ("QNOV"), and the City of New Orleans ("City").

                                   RECITALS
                                   --------

     A. QNOV is the holder of a riverboat gaming license issued and regulated by the Louisiana Gaming Control Board ("the Board"). Whenever a matter referred to in this Compromise Agreement requires "Board approval," such approval shall be evidenced by an order executed by the Board (or, if authorized, by its Chairman), which order is unconditional as to the subject matter thereof, or contains conditions which are acceptable to QNOV, HNOC and NOP.

     B. HNOC intends to terminate its participation in QNOV and Shreveport Paddlewheels, L.L.C. ("Shreveport Paddlewheels," an entity with the same ownership as NOP), HWCC-Louisiana, Inc. ("Hollywood"), a wholly-owned subsidiary of Hollywood Casino Corporation, and Sodak Louisiana, L.L.C. ("Sodak"), a wholly-owned subsidiary of Sodak Gaming, Inc., intend to become joint venturers in QNOV (or a new entity which will succeed to QNOV's rights and obligations) to operate a riverboat gaming vessel berthed in the City of Shreveport, State of Louisiana, in conjunction with a project to be approved by the Board (same being referred to herein as QNOV whether a new successor entity is formed or a new name is used).

     C. On or about October 20, 1997, QNOV filed a petition with the Board requesting approval of the transfer of interest in QNOV from HNOC to NOP and/or Shreveport Paddlewheels, Sodak and Hollywood (such request is the "NOP Transfer Request" and the transfer of such interests is the "Transfer") and approval of QNOV's Shreveport project both as more fully described in the memorandum attached to the Petition (the "Shreveport Project Request"). The NOP Transfer Request and the Shreveport Project Request have been taken under advisement and shall be decided by the Board in due course. Hollywood and Sodak have agreed to execute a side agreement relating to the obligations of QNOV to the City.

     D. Pursuant to an order of the Board dated October 11, 1996, QNOV previously established an escrow account in the amount of $6 million. QNOV requested that the escrow account be terminated at the Board meetings held on October 21, 1997 and November 18, 1997 ("Escrow Termination Request").

     E. City, through its Department of Finance, Bureau of Revenue, and through Marina H. Kahn, Director of Finance (the "Department of Finance") has made demands upon QNOV, NOP, HNOC, the Flamingo Casino and others for alleged sales and use taxes, ad valorem taxes, boarding fees, interest, penalties, attorneys fees and audit costs in the aggregate sum of THREE MILLION EIGHT HUNDRED TEN THOUSAND SEVEN HUNDRED EIGHTY FIVE and 46/100

($3,810,785.46) DOLLARS, as described in the attached Exhibits "A-1" and "A-2," all allegedly arising out of the operation of the M/V QUEEN OF NEW ORLEANS (d/b/a Flamingo Casino), (the "Vessel"), which operated from a berth in the City of New Orleans through September 30, 1997 (the "Tax Claims").

     F. City has also alleged, and QNOV has denied, that QNOV is indebted to City in the sum of TEN MILLION and no/100ths ($10,000,000) DOLLARS (the "Moving Claims") pursuant to an Order of the Board dated October 11, 1996.

     G. In connection with the Tax Claims, City has caused the seizure of various assets of QNOV, NOP and HNOC including certain bank deposits and funds in which QNOV, HNOC and/or NOP have or are alleged to have an ownership or similar interest ("the Bank Seizure") and the Vessel owned by HNOC ("the Flamingo Seizure") and the parties have instituted various legal proceedings, including:

     (1) New Orleans Paddlewheels, Inc. v. Marina Kahn, Director of the Department of Finance, Bureau of Revenue of the City of New Orleans, Orleans Parish Civil District Court No. 97-16630, and any and all appeals thereof;

     (2) Queen of New Orleans at the Hilton Joint Venture and New Orleans Paddlewheels, Inc. v. Marina Kahn, Director of the Department of Finance, Bureau of Revenue of the City of New Orleans, Orleans Parish Civil District Court No. 97-16629, and any and all appeals thereof;

     (3) Marina Kahn, Director of Finance, City of New Orleans v. Queen of New Orleans at the Hilton Joint Venture, New Orleans Paddlewheels, Inc. and Hilton New Orleans Corporation, Orleans Parish Civil District Court No. 97-17222, and any and all appeals thereof.

     Collectively, all of such suits are referred to as the "Tax Litigation."

     H.   City has also filed the following suits or petitions:

     (1) The City of New Orleans v. The Louisiana Gaming Control Board, the State of Louisiana, The Queen of New Orleans at the Hilton Joint Venture, New Orleans Paddlewheels, Inc. and Hilton New Orleans Corporation, 19th Judicial District Docket No. 443,179, and any and all appeals thereof; and

     (2) A petition styled "Petition for Rehearing and Clarification of Board Order" with the Board (the "City Petition").

     Collectively, the foregoing suit and petition are referred to as the "Gaming Litigation."

     I. The discontinuance of operations of the Vessel by QNOV has resulted in the loss of jobs of approximately 362 former employees of QNOV ("the Unemployed Workers").

     J. The parties hereto appeared at public meetings of the Board held on October 21, 1997 and November 18, 1997, during which the parties entered into and stipulated on the record a compromise of the Tax Claims and the Moving Claims that City has asserted or may have asserted against QNOV, HNOC and/or NOP as well as any and all defenses, counterclaims, and cross-claims that QNOV, HNOC and/or NOP have or may have against City, whether asserted or unasserted (the "Counterclaims") arising out of the operation or discontinuance of the operation of the Vessel and/or the Bank Seizure and/or the Flamingo Seizure.

     K. The parties desire to further evidence and establish the terms and conditions of the compromise reached among them by execution of this Compromise Agreement.

                                   AGREEMENT
                                   ---------

     NOW, THEREFORE, in consideration of the payments to be received hereunder and for additional good and valuable consideration, the parties agree as follows:

     Section 1.  RECITALS

          1.1 The Recital paragraphs appearing immediately above are incorporated herein by this reference and the parties hereto acknowledge the accuracy of the statements made therein.

     Section 2.  OBLIGATIONS IMPOSED UPON AND UNDERTAKEN BY HNOC

          2.1 Upon Board approval of the Escrow Termination Request and the transfer of the interest of HNOC in QNOV to NOP, Hollywood and Sodak, or their respective affiliates or designees, HNOC will pay unto City the sum of FIVE MILLION and no/100ths ($5,000,000.00) in cash, in satisfaction of HNOC's obligations for the Moving Claims and thereafter HNOC and its affiliates shall have no further responsibility or liability to City or any other party hereto with respect to the Moving Claims, and the obligations of QNOV shall specifically exclude HNOC.

          2.2  Intentionally omitted.

          2.3 HNOC and its parent, Hilton Hotels Corporation, agree to offer to the former employees of QNOV comparable employment at its other gaming properties owned or managed by HNOC, its parent or affiliates, located in Mississippi, New Jersey, Nevada and Missouri. HNOC and its parent and affiliates will make available at least 300 such jobs at such properties to persons that apply for such employment prior to the earlier of October 31, 1998 or the date 90 days after the date that the letter attached hereto as Exhibit "B" is sent to such persons (the later of such dates is the "Expiration Date"). Any person so applying must meet all licensing and other job criteria and agree to pay all relocation expenses associated with their new employment. HNOC will keep the City informed of the responses that it receives to such letter on or prior to the Expiration Date and the action taken with respect to such responses. If HNOC and its parent and affiliates are able to place all qualified former employees that apply on or before the Expiration Date and who meet the other requirements set forth above, then all obligations under this Section 2.3 shall be deemed satisfied and fulfilled. Nothing contained herein shall be construed as an offer of guaranteed employment or employment at any specific location to any particular person or group of persons.

          Section 3.  OBLIGATIONS IMPOSED UPON AND UNDERTAKEN BY QNOV

          3.1 In partial satisfaction of the Tax Claims, QNOV has previously delivered to City checks in the amounts of $453,902.34 and $428,955.38 for ad valorem personal property taxes, and QNOV has also paid to City riverboat gaming boarding fees for the month of September, 1997 in the amount of $306,650. Upon the execution hereof QNOV will pay unto City (by check made payable jointly to the City and its attorneys, Rodney, Bordenave et al.) the sum of NINE HUNDRED TEN THOUSAND FOUR HUNDRED AND NINETY TWO AND 28/100ths ($910,492.28) DOLLARS in cash, which, when combined with the prior payments, will constitute payment of TWO MILLION ONE HUNDRED THOUSAND AND 00/100 ($2,100,000) DOLLARS in full satisfaction and final settlement of the Tax Claims together with all attorney fees and related expenses incurred by City in connection with City's efforts to collect the Tax Claims, the Moving Claims, in negotiating and consummating this Compromise Agreement, and in connection with the Bank Seizure and the Flamingo Seizure.

          3.2 If the Shreveport Project Request is approved by the Board and the Transfer occurs, for the remainder of the satisfaction of the Moving Claims, QNOV hereby agrees to pay to City the sum of FIVE MILLION and no/100ths ($5,000,000.00) DOLLARS immediately following receipt by QNOV of the first proceeds of the financing, other than equity contributions of the QNOV partners (whether such financing is through debt, equity, or a combination thereof) obtained by it for the commencement of construction of landside facilities in Shreveport, Louisiana representing approximately 70% of the total project cost, or about $100 million ("the Shreveport Financing"). If the Shreveport Financing shall not be obtained but the Shreveport Project is nonetheless constructed and opened for business, then the $5,000,000 payment shall be due on or before the date of opening. It is expressly understood and agreed that the aforesaid amount shall become due and payable immediately following receipt of the first debt or loan proceeds so obtained, and if the Shreveport Financing does not occur and the Shreveport Project is not otherwise constructed and opened for business, QNOV shall have no further obligation to the City hereunder or otherwise. QNOV expressly agrees to provide City with written reports every thirty (30) calendar days concerning the progress of the Shreveport Financing and with copies of all applications submitted to any banks or other commercial lenders to obtain such financing with copies of any Offering Summaries or similar documents prepared by it to solicit or obtain any equity or bond financing, whether public or private.

          3.3 If the Shreveport Project Request is approved by the Board and the Transfer occurs, QNOV agrees to provide preferred access to reemployment to at least 100 Unemployed Workers (or such lesser number as then remain unemployed) who meet all licensing and other job criteria and who agree to pay all relocation expenses associated with their new employment, in connection with the riverboat gaming project in Shreveport. QNOV agrees to provide City with full details of the implementation of this reemployment program at least sixty (60) calendar days prior to commencing operations in Shreveport. Nothing contained herein shall be construed as an offer of guaranteed employment to any particular person or group of persons.

     Section 4.  MUTUAL RELEASES AND INDEMNITIES

          4.1 (a) Upon execution of this Compromise Agreement by all parties and payment of the sums due City as provided in Section 3.1 hereof, City does hereby release, forgive, acquit, and forever discharge QNOV, HNOC, NOP and their respective agents, servants, employees, officers, managers, stockholders, partners, directors, underwriters, insurers, subsidiary, parent and affiliated corporations, successors, assigns and the M/V QUEEN OF NEW ORLEANS and any other vessel or vessels which are, or might be involved, and her mastering crew, her agents, her owners or charterers, her managers and/or her underwriters, and such vessels shall be fully and finally released from all claims for alleged tax indebtedness owed by QNOV, NOP and HNOC, including, without limitation, the Tax Claims and all other claims regarding Amusement Tax, Riverboat Gaming Admission Fee, Sales and Use Tax, Tobacco Products Special Tax, and Occupational License Tax, from May 20, 1992 through the date hereof, including all claims, demands, liens, rights and causes of action of whatsoever kind arising from the aforementioned Tax Litigation, or the matters referenced therein, whether pending or that could have been brought in the Tax Litigation, and

      (b) Upon (1) execution of this Compromise Agreement by all parties, and
(2) payment to the City of the $5 million as provided in Section 2.1 hereof, for and in consideration thereof and in consideration of the reciprocal release contained herein, City does hereby release, forgive, acquit, and forever discharge QNOV, HNOC, NOP and their respective agents, servants, employees, officers, managers, stockholders, partners, directors, underwriters, insurers, subsidiary, parent and affiliated corporations, successors, assigns and the M/V QUEEN OF NEW ORLEANS and any other vessel or vessels which are, or might be involved, and her mastering crew, her agents, her owners or charterers, her managers and/or her underwriters, and such vessels shall be fully and finally released from the Moving Claims including all claims, demands, liens, rights and causes of action of whatsoever kind arising from the aforementioned Tax Litigation and Gaming Litigation, or the matters referenced therein, whether pending or that could have been brought in the Tax Litigation and Gaming Litigation. Notwithstanding anything herein to the contrary, the obligations of the parties under or evidenced by this Agreement, and any rights or claims for a breach thereof, shall not be waived, released or discharged under this Section or otherwise.

      (c) The matters released and discharged hereby shall include, but not be limited to, any pending claims and claims that could have been brought for penalties, attorney's fees, interest, audit or examination costs, and all costs, fees, expenses or other payments due to City and/or the Civil Sheriff of the Parish of Orleans, and any and all additional fees, costs, expenses or other payments due to or incurred by the City or the Civil Sheriff shall be borne by, and be the sole responsibility of, City.

          4.2 For good and valuable consideration, receipt of which is hereby acknowledged, QNOV, NOP, and HNOC their successors and assigns, and the officers, directors, agents, employees, and attorneys of any of them, do hereby release, forgive, acquit, and forever discharge, City, its agencies and departments, and all officials, agents, employees, and attorneys of any of them, from any and all further liability whatsoever by virtue of the Counterclaims arising out of the operation or discontinuance of the operation of the Vessel and/or the Bank Seizure and/or the Flamingo Seizure. This release shall be effective as to the Bank Seizure, the Flamingo Seizure and the Tax Claims upon the execution of this Compromise Agreement and the release by City of the Bank Seizure and the liens on the accounts subject thereto, and the Flamingo Seizure and the liens on the M/V Queen of New Orleans, and any other assets seized by City. This release shall be effective as to the Moving Claims upon receipt by the City of the $5 million as set forth in Section 2.1.

          4.3 Upon the effectiveness of the foregoing releases, each of the parties agrees to take any and all actions, and to file such pleadings, motions, petitions or other items as are necessary to dismiss any and all pending law suits or other litigation between them concerning the Tax Claims, the Moving Claims, and/or the Counterclaims, including each suit comprising the Tax Litigation and the Gaming Litigation, and to withdraw the City Petition. All such suits shall be dismissed with prejudice, each party to bear its own respective costs. Each party represents and warrants to the other parties that it knows of no other litigation pending or filed with respect the matters referenced herein or the business of QNOV.

          4.4 NOP and HNOC do hereby agree to indemnify City, its agencies and departments, and all officials, agents, employees, and attorneys of any of them, from any and all actual losses by virtue of claims or litigation, presented or filed by persons or entities who are not parties to this Compromise Agreement, arising out of the discontinuance of the operation of the Vessel and/or the Bank Seizure and/or the Flamingo Seizure; provided that the foregoing shall not apply to any loss, claim, or litigation involving any governmental entity or body (including, without limitation, the Civil Sheriff of the Parish of Orleans or any other costs or expenses relating to the Vessel Seizure and the Bank Seizure).

     Section 5.  MISCELLANEOUS

          5.1 It is expressly agreed, acknowledged and understood that the payments and other matters and actions referenced herein are made purely by way of compromise and settlement and are in no way to be construed as an admission of liability on the part of any party hereto or as an admission of the validity of any tax or other payment alleged to have been due from any party.

          5.2 Any party hereto may specifically waive any breach of this Compromise Agreement by the other party but no such waiver shall be deemed to have been given unless the waiver is in writing signed by the waiving party and specifically designating the breach waived nor shall any such waiver constitute a continuing waiver of similar or other breaches.

          5.3 If, for any reason whatsoever, any one or more of the provisions of this Compromise Agreement shall be held or deemed to be inoperative, unenforceable or invalid in a particular case or in all cases, such circumstances shall not have the effect of rendering any of the other provisions of this Compromise Agreement inoperative, unenforceable or invalid and the inoperative, unenforceable or invalid provisions shall be construed as if it were written so as to effectuate, to the maximum extent possible, to parties' intent.

          5.4 The existence, validity, construction, operation and effect of any and all terms and provisions of this Compromise Agreement shall be determined in accordance with and governed by the internal laws of the State of Louisiana.

          5.5 This Compromise Agreement contains the entire agreement among the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and commitments whether oral or written. This Compromise Agreement may be amended only by a written signing by duly authorized representatives for all the parties to this Compromise Agreement.

          5.6  (a)  Notices Procedure.  All notices or other communications
                    -----------------
required or permitted to be given or delivered pursuant to this Compromise Agreement shall be in writing and shall be considered as properly given if mailed by Certified United States mail, postage prepaid, with return receipt requested, overnight courier service or facsimile transmission with receipt confirmed. Any party hereto may from time to time, by notice in writing served upon the other parties hereto pursuant to this Section designate a different address or person to whose attention notices shall be given. Notices hereunder shall be deemed given upon receipt.

               (b) Addresses.  The addresses of the parties hereto for notices
                   ---------
are:

City:                    City of New Orleans
                         1300 Perdido Street
                         City Hall
                         New Orleans, LA   70112
                         Attention:  City Clerk

                         and


                         City Attorney
                         1300 Perdido Street
                         City Hall
                         New Orleans, LA   70112
                         Attention:  Avis Russell

                         and

                                   Rodney, Bordenave, Boykin, Bennette &
                                   Boyle
                                   400 Poydras Street - Suite 2450
                                   New Orleans, LA   70130
                                   Attention:  Roy J. Rodney, Jr.


Hilton New Orleans Corporation:    Hilton Hotels Corporation
                                   9336 Civic Center Drive
                                   Beverly Hills, CA  90210
                                   Attention:  Thomas J. Baltimore, Jr.

                                   and

                                   Phelps Dunbar, L.L.P.
                                   400 Poydras Street, Thirtieth Floor
                                   New Orleans, LA  70130-3245
                                   Attention:  David P. Steiner

New Orleans Paddlewheels, Inc.:
                                   610 South Peters, Suite 202
                                   New Orleans, Louisiana 70130
                                   Attn: Mr. Duane P. Smith

                                   and

                                   McGlinchey Stafford
                                   643 Magazine Street
                                   New Orleans, Louisiana 70130
                                   Attn: Richard P. Richter, Esq.

Notices to the Queen of New Orleans at the Hilton Joint Venture should be sent to each of the parties listed herein other than the City.


Sodak Gaming, Inc.:
                                   Sodak Gaming, Inc.
                                   5301 South Highway 16
                                   Rapid City, SD 57701


Hollywood Casino Corporation:

                                   Hollywood Casino Corporation
                                   Two Galleria Tower, Suite 2200
                                   13455 Noel Road, LB 48
                                   Dallas, Texas 75240

          5.7 This Compromise Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          5.8 Captions in this Compromise Agreement are for convenience only and shall not be considered or referred to in resolving questions of interpretation of this Compromise Agreement.

          5.9 There shall be no third party beneficiaries to this Compromise Agreement.

          5.10 The release in favor of QNOV, NOP, and HNOC, their successors and assigns, and the officers, directors, agents, employees, and attorneys of any of them provided in Section 4.1 above shall be automatically and retroactively voided and all released obligations shall be automatically reinstated as if such release had never been given if, at any time, any payment or part thereof to City with respect to any of the released obligations or claims, or the release provided in Section 4.2 above to City, is avoided, rescinded, or must otherwise be restored by City pursuant to any insolvency, bankruptcy, reorganization, receivership, or an other debt relief granted to QNOV or NOP or HNOC or any of their successors and assigns or of any other person. In the event that City shall be obligated to restore any payment or part thereof to City with respect to any of the released obligations or claims, or the release provided in Section
4.2 above to City is avoided for any reason, the obligations and claims released under Section 4.1 above shall be renewed, restored, and reinstated and shall remain in full force and effect to the same degree and extent as if such release had never been granted. Nothing contained in this Section shall be deemed an admission of liability by QNOV, NOP, and HNOC, the parties recognizing and agreeing that all defenses to liability held by all or any of them, if any, shall be reinstated and restored to the same degree and extent as the obligations and claims shall be reinstated and restored. Notwithstanding the above, in the event that the release provided in Section 4.1 shall be voided pursuant to this Section, the release provided by QNOV, NOP, and HNOC under
Section 4.2 above shall remain in full force and effect. The provisions of this Section shall apply only to the payments hereunder for which a party is responsible under this Agreement so that for example, if any payment under Sections 3.2 hereof is returned by the City, such event shall not affect the release of HNOC under Section 2.2 hereof.

     IN WITNESS WHEREOF, the parties have executed this Compromise Agreement, in multiple originals, as of the 15th day of September, 1998.

               QUEEN OF NEW ORLEANS AT THE HILTON JOINT VENTURE, a Louisiana Joint venture

                         By:  HILTON NEW ORLEANS CORPORATION, a
                              Louisiana Corporation


                         By:
                             -----------------------------------
                         Name:
                              ----------------------------------
                         Title:
                                --------------------------------



                         By:  NEW ORLEANS PADDLEWHEELS, INC., a
                              Louisiana Corporation



                         By:
                             -----------------------------------
                         Name:
                              ----------------------------------
                         Title:
                                --------------------------------

               HILTON NEW ORLEANS CORPORATION, a Louisiana Corporation



                         By:
                             -----------------------------------
                         Name:
                              ----------------------------------
                         Title:
                                --------------------------------


               NEW ORLEANS PADDLEWHEELS, INC., a Louisiana Corporation



                         By:
                             -----------------------------------
                         Name:
                              ----------------------------------
                         Title:
                                --------------------------------



               CITY OF NEW ORLEANS


                         By:
                             -----------------------------------
                         Name:
                              ----------------------------------
                         Title:
                                --------------------------------


     Hilton Hotels Corporation has executed this Compromise Agreement for the sole and exclusive purpose of Section 2.3 hereof, and each of the parties acknowledge and agree that Hilton Hotels Corporation shall have no liabilities or obligations other than those specifically set forth in such Section 2.3.

               HILTON HOTELS CORPORATION


                         By:
                             -----------------------------------
                         Name:
                              ----------------------------------
                         Title:
                                --------------------------------